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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Georgia Gulf Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Copies

        GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2008

To the Stockholders:

        The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 20, 2008 at 1:30 p.m. local time for the following purposes:

  (1)
  to elect three directors to serve for a term of three years;

  (2)
  to approve an amendment to the company's certificate of incorporation, as amended (the "Certificate") to amend Article X (supermajority vote for specified actions);

  (3)
  to approve an amendment to Article XV of the Certificate to remove the requirement of plurality voting for directors;

  (4)
  to ratify the appointment of Deloitte & Touche LLP to serve as Georgia Gulf's independent registered public accounting firm for the year ending December 31, 2008; and

  (5)
  to transact any other business as may properly come before the meeting.

        The board of directors has fixed the close of business on March 26, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Please vote before the annual meeting in one of the following ways:

  (1)
  use the toll-free number shown on your proxy card;

  (2)
  visit the website shown on your proxy card to vote via the Internet; or

  (3)
  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

        You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 20, 2008

        The proxy statement and 2007 annual report to stockholders are available at www.edocumentview.com/GGC.

                      By Order of the Board of Directors

                      Joel I. Beerman
                      Vice President, General Counsel and Secretary

Dated: April    , 2008

GEORGIA GULF CORPORATION
115 Perimeter Center Place
Suite 460
Atlanta, Georgia 30346

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 20, 2008

GENERAL

        This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about April [    ], 2008 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 20, 2008 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. You may revoke your proxy at any time before it is voted at the annual meeting by:

  (1)
  voting over the telephone or Internet if eligible to do so—your latest dated vote before the annual meeting will be the vote counted;

  (2)
  delivering to our Corporate Secretary a signed notice of revocation or a new proxy card with a later date; or

  (3)
  voting in person at the annual meeting.

        The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone or whose proxy card does not mention information about Internet or telephone voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the annual meeting.

        If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you may provide voting instructions to the broker or other nominee by telephone or the Internet.

        Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

  •
  election of the three nominees as directors;

  •
  approval of an amendment to the company's certificate of incorporation, as amended (the "Certificate") to amend Article X (supermajority vote for specified actions);

  •
  approval of an amendment to Article XV of the Certificate to remove the requirement of plurality voting for directors; and

  •
  ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008.

        Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

        We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

        Only holders of record of outstanding shares of common stock of Georgia Gulf at the close of business on March 26, 2008 are entitled to notice of, and to vote at, the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 34,475,867 shares of common stock outstanding and entitled to vote on March 26, 2007.

        When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or represented by proxy will decide the action proposed on each matter identified in this proxy statement, except (i) the election of directors, who are elected by a plurality of all votes cast; (ii) the amendment of Article X of our Certificate, which requires approval by holders of a majority of the common stock outstanding and (iii) the amendment of Article XV of our Certificate, which requires approval by holders of four-fifths of the common stock outstanding. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote for or against the proposals or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote against the proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL I—ELECTION OF DIRECTORS

        Our Certificate provides that the board of directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class III director, are proposed for election in Class III, to serve until 2011:

  •
  John E. Akitt

  •
  Charles L. Henry

  •
  Wayne C. Sales

        Unless instructed otherwise, the proxies will be voted for the election of the three nominees named above. If a nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors.

Nominees for Election in Class III on May 20, 2008

        John E. Akitt, age 75, has served as a director since February 2000. Mr. Akitt has been a consultant since February 1998. He was executive vice president of Exxon Chemical Company from January 1992 until January 1998.

        Charles L. Henry, age 66, has served as a director since May 2003. Mr. Henry retired as chairman and chief executive officer of Johns Manville Corporation in June 2004. He was executive vice president and chief financial officer of DuPont from 1993 to 1996. Mr. Henry is a director of Lennox, International.

        Wayne C. Sales, age 58, has served as a director since September 2007. He was president and chief executive officer of Canadian Tire Corporation from 2000 to June 30, 2007 and also served as vice chairman from 2006 to June 30, 2007. Mr. Sales serves on the boards of directors of SUPERVALU, Inc. and Tim Hortons, Inc.

  Class I Directors Serving until 2009

        Dennis M. Chorba, age 67, served as our vice president—administration from February 1992 until his retirement in March 1994. Mr. Chorba has served as a director since February 1994.

        Patrick J. Fleming, age 64, has served as a director since February 2000 and was elected chairman of the board effective February 14, 2008. Mr. Fleming has been an energy consultant since January 2000. In 1998 and 1999, he was the managing director and chief executive officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International, and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was president of Texaco Natural Gas, Inc.

  Class II Directors Serving Until 2010

        Jerry R. Satrum, age 63, served as our chief executive officer from February 1991 until his retirement in April 1998, and served as president from May 1989 until December 1997. Mr. Satrum has been a director since our inception. Mr. Satrum is also a director of Cytec Industries, Inc.

        Paul D. Carrico, 57, has been a director and has served as our president and chief executive officer since February 2008. Prior thereto, he had served as vice president, chemicals and vinyls since October 2006, vice president, polymer group from May 2005 until October 2006 and business manager, resin division from 1999 when he joined our company until May 2005.

        Yoshi Kawashima, age 72, has served as a director since May 2003. Since July 2002, Mr. Kawashima has been president of YK Resources, an executive search firm. From 1999 to February 2002, Mr. Kawashima was chairman and chief executive officer of Reichhold, Inc., and from 1999 to June 2002, he was chairman and chief executive officer of DIC Imaging Products USA, Inc.

Independence of Directors; Corporate Governance Guidelines

        Georgia Gulf's Corporate Governance Guidelines require that a majority of our directors meet the independence standards of applicable law and the New York Stock Exchange listing requirements. The board of directors has determined that Messrs. Akitt, Chorba, Fleming, Henry, Kawashima, Sales and Satrum meet these standards for independence and are independent of management. Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500.

        Although our Corporate Governance Guidelines provide that a director will be expected not to stand for re-election where he or she has reached age 75, the board determined that such policy should not be applied with respect to Mr. Akitt at this time and accordingly, nominated him for re-election.

Executive Sessions

        Georgia Gulf's governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. These directors appointed a presiding director at the beginning of each executive session prior to February 2008 when Mr. Fleming was elected chairman of the board. Stockholders may communicate with these directors in the manner described under "Communications with Directors" below.

Compensation of Directors

        Directors who are not our executive officers are paid an annual fee of $40,000 and an attendance fee of $1,500 per meeting attended in person, as well as receiving reimbursements for travel expenses. Effective February 2008, a non-employee chairman of the board is paid an annual fee of $80,000 in addition to the regular $40,000 director fee. Non-employee directors are eligible to participate in our 2002 equity and performance incentive plan. Compensation of directors is determined by the board of directors following a recommendation by the nominating and governance committee, which is advised by the compensation consultant engaged by the compensation committee.

        The table below details compensation provided to directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total ($)
John E. Akitt	47,500	28,269	12,911	88,680
Dennis M. Chorba	47,500	28,269	12,911	88,680
Patrick J. Fleming	47,500	28,269	12,911	88,680
Charles L. Henry	47,500	28,269	12,911	88,680
Yoshi Kawashima	47,500	28,269	12,911	88,680
Wayne C. Sales	13,000	—	—	13,000
Jerry R. Satrum	47,500	28,269	12,911	88,680

(1)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of restricted stock or restricted stock units, calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" ("SFAS 123R"), and thus includes amounts from awards granted in 2007 and in prior years. For additional information regarding the assumptions made in the calculation, see note 14 of the Georgia Gulf financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, or SEC.

(2)
The following information is as of December 31, 2007:

	Aggregate Number of Outstanding
Name	Stock Awards	Option Awards
John E. Akitt	4,583	16,053
Dennis M. Chorba	4,583	19,053
Patrick J. Fleming	4,583	14,553
Charles L. Henry	4,583	10,053
Yoshi Kawashima	4,583	10,053
Wayne C. Sales	—	—
Jerry R. Satrum	4,583	19,053
(3)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of grants of options, calculated in accordance with the provisions of SFAS 123R. For additional information regarding the assumptions made in the calculation, see note 14 of the Georgia Gulf financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC.

The Audit Committee

        In 2007, the audit committee of the board of directors was comprised of Dennis M. Chorba, Patrick J. Fleming, Charles L. Henry, and Jerry R. Satrum. The board has determined that Mr. Satrum is an "audit committee financial expert" as that term is defined by SEC regulations. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm's quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This committee held seven meetings in 2007. The audit committee has a written charter, which is publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500.

The Compensation Committee

        In 2007, the compensation committee of the board of directors was comprised of John E. Akitt, Patrick J. Fleming, Charles L. Henry, Yoshi Kawashima and Wayne C. Sales who joined the committee in September, 2007. This committee's primary functions include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee held six meetings in 2007. The compensation committee has a written charter, which is publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500. The committee has the authority to retain compensation consultants. For additional information regarding the processes and procedures for consideration and determination of executive compensation, see "Executive Compensation—Compensation Discussion and Analysis."

The Nominating and Governance Committee

        In 2007, the nominating and governance committee was comprised of John E. Akitt, Dennis M. Chorba, Charles L. Henry, Yoshi Kawashima and Wayne C. Sales who joined the committee in September, 2007. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. This committee's primary function is to identify and recommend candidates to fill any board vacancies. This committee held three meetings in 2007. The nominating and governance committee has a written charter, which is publicly available on our website at www.ggc.com under investor relations or available in print to any stockholder by contacting Investor Relations, Georgia Gulf Corporation at 115 Perimeter Center Place, Atlanta, Georgia 30346 or by phone (770) 395-4500.

        The committee selects candidates based on their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards. The selection process may emphasize different qualities based on the board's composition at the time of the board vacancy. The committee works closely with executive management and other directors in developing its recommendations for new board members. The committee has the authority to retain an executive search firm as needed to identify director candidates.

        The committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Communications with Directors

        Any stockholder or interested party is welcome to communicate with the chairman of the board, any other director, the non-management directors as a group or the board of directors by writing to the director, directors or the board, c/o the Corporate Secretary, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Attendance

        The board of directors held 6 meetings in 2007. During 2007, no director attended fewer than 75% of the total number of meetings of the board of directors and any committee on which he served. Georgia Gulf encourages its directors to attend its annual stockholders' meeting. In 2007, all directors attended the annual meeting. None of our directors or executive officers is related to any of our other directors or executive officers.

Review of Related Party Transactions

        While we did not have any transactions with our executive officers, directors, 5% or greater stockholders or their immediate family members in 2007 and we do not have a written policy regarding such matters, in the event such a transaction is proposed in the future, we would refer the matter to our audit committee for approval or disapproval.

SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table lists information as of March 26, 2008 about the number of shares owned by each director, each executive officer listed on the summary compensation table included later in this proxy statement who remains employed by us, and all of our directors and executive officers who remain employed by us as a group and each person or group known by us to own more than 5% of our stock. The address of each of our directors and executive officers is c/o Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Edward A. Schmitt	918,535	(2)	2.62%
Jerry R. Satrum	702,290	(3)	2.04%
Dennis M. Chorba	583,461	(4)	1.70%
Mark J. Seal	250,506	(5)	*
Joel I. Beerman	188,051	(6)	*
Paul D. Carrico	148,105	(7)	*
Mark E. Buckis	31,201	(8)	*
John E. Akitt	20,636	(9)	*
Patrick J. Fleming	19,136	(10)	*
Yoshi Kawashima	14,636	(11)	*
Charles L. Henry	14,636	(11)	*
Wayne C. Sales	0
All directors and executive officers as group (16 persons)	3,446,430	(12)	9.61%
FMR LLC 82 Devonshire Street Boston, MA 02109	5,155,416	(13)	14.95%

SCSF Equities, LLC Sun Capital Securities Offshore Fund, Ltd. Sun Capital Securities Fund, LP Sun Capital Securities Advisors, LP Sun Capital Securities, LLC Marc J. Leder Rodger R. Krouse 5200 Town Center Circle, Suite 600 Boca Raton FL 33486	4,299,132	(14)	12.47%
Capital Group International, Inc. Capital International Limited 11100 Santa Monica Blvd. Los Angeles, CA 90025	2,548,460	(15)	7.39%
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	2,494,000	(16)	7.23%
Harbert Management Corporation Raymond J. Harbert Michael D. Luce Philip Falcone (17) One Riverchase Parkway South Birmingham, AL 35244	2,335,000	(18)	6.77%
Highland Capital Management, L.P. Strand Advisors, Inc. James Dondero Two Galleria Tower 13455 Noel Road Suite 800 Dallas TX 75240	2,271,717	(19)	6.59%
Indian Creek Asset Management Gary Siegler 429 Lenox Avenue Suite 5W05 Miami Beach, FL 33139	2,005,169	(20)	5.82%
State Street Bank and Trust Company State Street Financial Center One Lincoln Street Boston MA 02111	1,945,723	(21)	5.64%
Barclays Global Investors, N.A. Barclays Global Fund Advisors Barclays Global Investors, LTD(22) 45 Fremont Street San Francisco, CA 94105	1,760,634	(23)	5.11%

*
Represents less than 1%.

(1)
Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2)
Includes 617,666 shares that may be acquired upon exercise of options.

(3)
Includes 50,000 shares owned by Mr. Satrum's wife; 30,000 shares held in trust for the Satrum Foundation, of which Mr. Satrum serves as trustee; and 19,053 shares that may be acquired upon exercise of options.

(4)
Includes 47,000 shares owned by Mr. Chorba's wife and 19,053 shares that may be acquired upon exercise of options.

(5)
Includes 173,885 shares that may be acquired upon exercise of options.

(6)
Includes 20,000 shares owned by Mr. Beerman's wife and 111,978 shares that may be acquired upon exercise of options.

(7)
Includes 53,648 shares that may be acquired upon exercise of options.

(8)
Includes 13,819 shares that may be acquired upon exercise of options.

(9)
Includes 16,053 shares that may be acquired upon exercise of options.

(10)
Includes 14,553 shares that may be acquired upon exercise of options.

(11)
Includes 10,053 shares that may be acquired upon exercise of options.

(12)
Includes 1,376,446 shares that may be acquired upon exercise of options.

(13)
According to the Schedule 13G dated February 13, 2008, FMR LLC has sole dispositive power with respect to all such shares.

(14)
According to the Schedule 13D dated February 15, 2008, these persons have shared voting power and shared dispositive power with respect to all shares.

(15)
According to the Schedule 13G dated February 1, 2008, Capital Group International, Inc. has sole voting power with respect to 2,303,560 shares and sole dispositive power with respect to all such shares and Capital International Limited has sole voting power with respect to 1,933,760 shares and sole dispositive power with respect to 2,060,560 shares.

(16)
According to the Schedule 13G dated February 11, 2008, Capital World Investors has sole voting power and sole dispositive power with respect to all such shares.

(17)
Mr. Falcone's address is 555 Madison Avenue, 16th Floor, New York, NY 10022.

(18)
According to the Schedule 13G dated April 4, 2008, these persons have shared voting power and shared dispositive power with respect to all shares.

(19)
According to the Schedule 13G dated February 14, 2008, Highland Capital Management, L.P. has sole voting power and sole dispositive power with respect to 2,213,550 shares and shared voting and dispositive power with respect to 58,167 shares.

(20)
According to the Schedule 13G dated May 14, 2007, these persons have shared voting power and shared dispositive power with respect to all shares.

(21)
According to the Schedule 13G dated February 12, 2008, State Street Bank and Trust Company has sole voting power with respect to 1,379,321 shares, shared voting power with respect to 566,402 shares and shared dispositive power with respect to 1,945,723 shares.

(22)
The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(23)
According to the Schedule 13G dated January 10, 2008, these persons have sole voting power with respect to 1,310,003 shares and sole dispositive power with respect to all shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file reports regarding their beneficial ownership of our common stock. Based solely upon a review of those filings furnished to us and, written representations in the case of our directors and executive officers, we believe all reports required to be filed by Section 16(a) with the SEC were timely filed in 2007.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's proxy statement.

                      Wayne C. Sales, Chairman
                      John E. Akitt
                      Patrick J. Fleming
                      Charles L. Henry
                      Yoshi Kawashima

Compensation Discussion and Analysis

        The compensation committee of the board of directors (referred to in this Compensation Discussion and Analysis as the Committee) (a) analyzes and recommends to the full board for approval the level of compensation for the chief executive officer, or CEO; (b) determines the compensation for our other executive officers; and (c) oversees the administration of the executive compensation programs. The Committee is comprised entirely of independent directors and is advised by an independent consultant retained by the Committee.

Executive Compensation Philosophy

        The Committee has designed our executive compensation programs with the following guiding principles in mind:

  •
  Performance Based: A substantial portion of the total compensation opportunity varies based upon our operating and financial performance against pre-established goals.

  •
  Alignment: Our compensation programs are designed to align the interests of executive officers with the long-term interests of our stockholders by providing strong incentives to maximize value for our stockholders. Cash incentives reward results that create stockholder value. Awards of long-term incentives in the form of equity and stock ownership guidelines for our executive officers provide ongoing alignment with stockholder interests.

  •
  Market Competitive: Our experience is that the market for highly qualified and competent executive officers is very competitive. Our success is heavily dependent on our ability to attract and retain experienced executive officers that are proven leaders and motivate them to consistently deliver operational and financial results. Therefore, our compensation is structured to present an attractive package to our existing executive officers and those we target relative to the labor markets for our executive officers.

In addition, our compensation programs are designed to reinforce our underlying business strategies and objectives by rewarding successful execution of those strategies.

Executive Compensation Administration

        The Committee continually reviews executive compensation to ensure it best reflects our compensation philosophy. The Committee has designed our compensation programs to reward improvement in operating profit, operational excellence, continued service, individual performance, and stockholder returns. Any program changes that are made are driven by the Committee's desire for alignment with stockholder interests and to be consistent with the guiding principles referenced above.

        Our Committee evaluates and administers the compensation of our executive officers in a holistic manner, making compensation decisions around program design and pay adjustments in the context of the compensation philosophy, market practices and total compensation objectives. The Committee ordinarily positions the elements of compensation to attract and retain the level of executive talent necessary to deliver sustained performance in a complex, North American manufacturing organization. Market positioning of the individual elements of compensation and benefits, as well as the relationships among these elements, are discussed below. Our compensation programs include significant variable components, based principally on predetermined operating profit measures and the share price of the company's stock (described further below). Actual compensation realized, therefore, may be more or less than the targeted compensation opportunity in any given year. For 2007, total direct compensation opportunity for executive officers, including salary, target annual bonus and the estimated fair value of equity-based grants for the executive officers was generally targeted to be between the 40th to 60th percentile of the market references below, referred to as the "median range."

        Although it has no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the Committee reviews pay mix for executive officers as compared to our market references. The non-cash, long-term compensation is by its nature performance-based and variable, in that awarded equity value is directly tied to the value of the company's common stock during the relevant period. This serves to align the interests of executive officers with our stockholders. Additionally, the Committee believes equity compensation serves as a retention tool, helping to increase the likelihood that our executive officers will remain with us long-term.

        The Committee's independent consultant and advisor is Watson Wyatt, which also provides services to management, including technical advice relating to compensation programs and other matters not related to executive compensation levels. Annually, Watson Wyatt conducts an independent and comprehensive review of our executive compensation program, including periodic tally sheets showing total remuneration by executive officer, and an evaluation of total compensation and individual pay elements based upon our market references. Specifically, the 2007 review covered the following broad compensation and benefits areas:

  •
  Total Compensation: Direct compensation elements such as base salary, annual bonus and long-term incentives and changes in peer group long-term incentive practices of our market references;

  •
  Executive Retirement Benefits: Qualified and nonqualified retirement programs, including retirement benefits for executive officers;

  •
  Executive Benefits and Perquisites; and

  •
  Termination Scenarios: Analysis of current severance and change-in-control arrangements to quantify executive severance benefits and associated company cost under various termination scenarios (e.g., voluntary termination, involuntary termination, retirement, etc.).

        In conducting the market assessment, the Committee used "market references," which consist of a peer group and market data from compensation surveys of other comparably sized companies. The peer group of chemicals and building products companies of similar size and characteristics to Georgia Gulf was used to benchmark compensation for the named executive officers listed in the Summary Compensation Table, which we refer to as our NEOs. These companies included: Albemarle Corporation, Bowater Incorporated, Cabot Corp., Celanese, Chemtura Corp., Cytec Industries, FMC Corp., Graphic Packaging Corp., Hercules Inc., Louisiana-Pacific Corp., Lubrizol Corp., Martin Marietta Materials Inc., Nova Chemicals, Olin Corp., Polyone Corp., RPM International Inc., Universal Forest Products Inc., USG Corp., Valspar Corp., Westlake Chemical Corp. and Worthington Industries.

        The Committee has considered a number of factors in making decisions on the structure of the programs and individual compensation awards and payments. The primary factors include the analysis and market data provided by Watson Wyatt and the Committee's guiding principles for program design and operation. In particular, the Committee's compensation decisions have taken into account the executive officers' performance, primarily as a team, in executing our stated business initiatives. The primary initiatives include the following:

  •
  Strategic growth of the business;

  •
  Funding and completion of capital projects on schedule and as budgeted;

  •
  Utilization of Responsible Care to achieve top performance in Environmental, Health & Safety;

  •
  Applying management performance development and succession planning; and

  •
  Planning and executing efforts to improve plant reliability/cost reduction.

        In addition to formula-driven plans, the Committee retains the discretion to exercise judgment in making decisions to encourage and appropriately reward performance of the management team and individual executive officers. The Committee has the benefit of various tools and analyses that provide a complete profile of each executive officer's current total compensation, the value of realized and unrealized stock awards, retirement benefits, stock ownership and payments due under various termination events.

        The Committee determines the appropriate levels and elements of compensation for the CEO after careful consideration of all appropriate factors. The Committee then makes a recommendation on CEO pay to the independent members of the board for approval. The CEO makes recommendations to the Committee on compensation actions for the other executive officers based on market data from the company's internal human resources function and Watson Wyatt, and according to the same philosophy and objectives the Committee has adopted. The CEO's recommendations are then considered for approval by the Committee, and in some cases are modified by the Committee during the course of its deliberations and with the counsel of its independent compensation consultant.

        The following sections describe the various elements of our executive compensation program, including its objectives, market positioning, structure and operation, and other information specific to 2007 payments, awards, and pay actions.

Base Salary

        Each executive officer is paid a base salary, which is reviewed annually by the Committee. Salaries for executive officers are generally targeted at the median range of the market references although individual executive officer salaries may be above or below the median range. In making adjustments to salaries, the Committee considers the base salary and total compensation of the market references compiled by Watson Wyatt in the context of the executive officer's role and responsibilities, experience and tenure, individual performance and contribution to the organization's results as recommended to the Committee by the CEO (or by the Committee to the board in the case of the CEO), internal pay equity, and the overall salary increases for the broader employee population.

        Executive officer salaries were reviewed and adjusted by the board in December, 2006 at which time salaries to be paid in 2007 were increased to the salary levels indicated in the Summary Compensation Table on page 16. Mr. Schmitt received an increase of 5.3%. The 2007 increases for the other executive officers averaged approximately 5%, which is in the same range as the average increases for other management and professional employees during 2007.

Annual Bonuses

        Annual bonus opportunities for executive officers are generally targeted at the median range, although individual executive officer bonus opportunities may be above or below the median range.

        The Committee and the board of directors adopted the Senior Executive Bonus Plan during 2003. Our stockholders approved the Senior Executive Bonus Plan at the 2004 Annual Meeting of Stockholders. The purpose of the plan is to enhance Georgia Gulf's ability to compete for and retain highly qualified executive officers and to provide additional financial incentives to those executive officers to promote Georgia Gulf's success. The plan is designed to link the short-term incentive award to the attainment of financial earnings targets during the year. The Committee designed the plan to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and thereby maximize tax deductibility for the company.

        The Committee administers the plan, which comprises 70% of the executive officer's annual bonus opportunity, and established 2007 performance goals based on operating profit equivalent to an EBIT return of 15% on beginning net assets. At that level the measure was designed to encourage executive officers to focus on improving corporate performance by controlling corporate overhead expenses, improving the quality and volume of earnings, and using capital efficiently.

        Our philosophy is to reward financial performance as evidenced by operating profit. As such, the plan was designed such that 100% of bonus target would be paid if the company earned an operating profit at the 15% EBIT return level set by the Committee. The Threshold performance goal for 2007 was set at the 7.5% EBIT return and the "stretch" Maximum goal was set at the 20% EBIT return level upon attainment of which participants would be eligible for a payment of either 10% of their bonus target or two times their bonus target, respectively. The Committee reviews the company's net assets, cost of capital, forecasts, and other pertinent information before setting the performance goals. Decisions regarding the bonus targets were made before March 31, 2007 in accordance with the plan rules.

        The bonus targets for 2007 were:

Threshold	$160.0 million EBIT
Target	$320.0 million EBIT
Maximum	$426.7 million EBIT

        Following the end of the fiscal year, the Committee determined that the performance goal was not satisfied and that each executive officer was eligible for a bonus of 0% of the target award amount specified under the plan as reflected on the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation" on page 16. Additionally, the Committee administers the Management Incentive Plan, which comprises 30% of the executive officer's annual bonus opportunity. The Committee may award a bonus from zero to two times the Management Incentive Plan bonus target based on its discretion and awarded bonuses of 0%, as reflected on the Summary Compensation Table under the caption "Non-Equity Incentive Plan Compensation" on page 16.

        The Committee is authorized to reduce an award to any participant under the plans, including a reduction to zero, based on any factors it determines to be appropriate in its sole discretion. The Committee also has the discretion to make special additions to compensation as it deems necessary from time to time.

  Equity-Based Awards

        Beginning in 2005, the Committee instituted annual grants of equity split between restricted stock units ("restricted stock") and stock options, both with time-lapse vesting provisions for executive officers. On each of three annual vesting dates commencing with the one-year anniversary of the grant, one-third of the grants vest. Dividends are paid currently on all restricted stock to the extent that they are paid on Georgia Gulf common stock and are considered as part of the overall executive officer compensation package and are not subject to risk of forfeiture. In certain termination scenarios, described more fully under Payments on Termination or Change-in-Control on page 22, executive officers become immediately vested in unvested Georgia Gulf stock awards. The Committee believes restricted stock promotes long-term stock ownership and both restricted stock and stock options subject executive officers to the same risks and rewards as other stockholders.

        Restricted stock awards are made pursuant to terms and conditions contained in the Second Amended 2002 Equity and Performance Incentive Plan approved by stockholders in 2007. The grants are valued and accounted for pursuant to the requirements of SFAS 123R.

  Equity Grant Practices

        Prior to the year, the Committee sets the target equity award level (in dollars) for each executive officer based on the median range of the equity award levels of the market references. The company's equity incentive plan provides that the exercise price of equity awards is the fair market value of the stock on the grant date.

        In conjunction with the development of competitive market references for individual executive officer positions, Watson Wyatt also provides the Committee with information on company stock compensation programs of the market references. This information includes an analysis of aggregate annual grant levels, outstanding equity grants and their estimated fair values, and how these values compare to financial items such as market capitalization, revenues and operating income.

        In its discretion, the Committee may also consider other factors including company and individual performance, and inducement and retention considerations when determining grant size.

        At its February 2007 meeting, the Committee made equity grants to executive officers, and recommended to the board a grant for the CEO, at a level between the 50th and 75th percentile of the company's market references. These grants were determined with consideration of 2006 performance.

        At its February 2008 meeting, the Committee made equity grants to executive officers, and recommended to the board a grant for the CEO, which approximated the 25th percentile of the company's market references. These grants were determined with consideration of 2007 performance and for the purpose of retention and, in the case of Paul Carrico, in recognition of his promotion to the position of CEO.

  Stock Ownership Guidelines

        In 2005, the Committee approved the following executive officer stock ownership guidelines to emphasize the importance of substantive, long-term share ownership by senior executive officers to align their financial interests with those of stockholders. The guidelines are denominated as a dollar value expressed as a multiple of base salary:

CEO	5 times salary
Other Executive Officers	2 1/2 times salary

        Ownership is determined in the same manner as required by the SEC for purposes of the table under the caption "Security Ownership of Principal Stockholders and Management." Executive officers have five years as an officer to attain the guideline. The Committee reviews stock ownership and compliance with the minimum stock ownership requirements annually. As of January 1, 2008, none of the NEOs with five years of service met the minimum stock ownership requirements primarily due to share price decline. However, the three NEOs who were NEOs in the preceding year have each increased their share holdings year over year.

  Deferred Compensation Plans

        Executive officers and other designated employees are eligible to participate in the Deferred Compensation Plan (the "DCP"), a non-qualified deferred compensation plan that permits voluntary deferrals of base salary and annual bonuses. There is no company matching or other company incentive to participate. All participant contributions vest immediately. There is no minimum holding period. Earnings are credited on account balances based on participant direction within investment choices similar to those available in the company's Savings and Capital Growth 401(k) Plan, referred to as the 401(k) Plan, except that the Georgia Gulf Company Stock Fund is not available under the DCP. All returns in the DCP and the 401(k) Plan are at market rates. DCP contributions, earnings and account balances for the NEOs are reported in the Non-Qualified Deferred Compensation Table on page 22.

  Other Benefits and Perquisites

        We provide employees, including the executive officers, with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death and to provide for financial security following retirement. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining employees in a competitive marketplace, and to provide financial security in these circumstances. These benefits include:

  •
  Health and welfare benefits.

  •
  Short-term and long-term disability coverage.

  •
  Supplemental long-term disability ("LTD") coverage, which is offered periodically to all Georgia Gulf employees with salaries in excess of $90,000. Participants pay the full premium for the plan. The maximum monthly benefit under the Supplemental LTD Plan, when combined with the benefit under the Group LTD plan is $20,000, payable until the earlier of the end of the disability or age 65. The benefit is offset by retirement income from the company's qualified retirement plans.

  •
  The Salaried Employees Retirement Plan is a broad-based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of Georgia Gulf Corporation and is further described below.

  •
  The Savings and Capital Growth 401(k) Plan, which matches half of employee pre-tax contributions up to 4% of salary and makes a non-matching annual discretionary contribution of 3% of salary. Specific information describing company payments for executive officers to the 401(k) Plan is presented in footnote 5 on page 17.

  •
  Vacation of up to five weeks, depending on length of service.

  •
  Basic life insurance.

        In addition to these benefits, the supplemental benefits described below are provided to executive officers and are believed to be generally consistent with practices of our market references.

  •
  Perquisites including a perquisite allowance of $25,000 and an automobile. The value of these benefits is disclosed in footnote 5 on page 17.

  •
  The Supplemental Executive Insurance Plan was established in 2004 to supplement executive officer death benefits and also to provide a valuable benefit in the event the executive officer does not wish to maintain the death benefit coverage following retirement. The goal of the plan is to provide a supplemental death benefit of at least $500,000. However, should the executive officer decide after retirement to convert the policy to cash instead, the policy is designed to provide a cash value that, when combined with the benefits payable from the Salaried Employees Retirement Plan and the 401(k) Plan, will approximate 50% of final year salary. The company makes discretionary premium payments to whole life insurance policies or annuities owned by the executive officers and also makes tax gross-up payments to the employee since the amount of the premium payments are includable in the executive officer's ordinary income when a discretionary premium payment is made by Georgia Gulf. The amounts of these payments are reported in footnote 5 on page 17.

  Employment and Change in Control Agreements/Potential Payments Upon Termination or Change-in-Control

        For termination due to job elimination, executive officers are eligible for termination pay of one week per year of service up to 52 weeks maximum. This plan was instituted for all Georgia Gulf employees in 2000.

        In May 2007, the Committee adopted a new severance pay program that provides two years pay to the CEO and one and one-half years pay to other executive officers in the event of a change in control if the employee is terminated without cause or the employee terminates employment for good reason. This program is described under Payments on Termination or Change-in-Control on page 22.

        Georgia Gulf's incentive equity plan agreements provide that unvested equity grants will vest upon change-in-control without regard to termination of employment. To the extent executive officers participate in the incentive equity plan, their unvested equity grants will vest upon change-in-control, as described under Payments on Termination or Change-in-Control on page 22.

  Clawback Policy

        Our board of directors has adopted a policy that provides, to the extent permitted by law, if the board, or any committee, determines that any bonus, incentive payment, equity award or other compensation has been awarded to or received by an executive officer, including our NEOs, and that such compensation was based on any financial results or operating metrics that were subsequently the subject of a material restatement as a result of such officer's knowing or intentional fraudulent or illegal conduct and a lower payment would have been made to the officer based on the restated results, then the board or a committee thereof, shall recover from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances. This policy is being implemented through acknowledgments executed by our executive officers.

Compensation

        The tables, narrative and footnotes in this section discuss the compensation of our NEOs including the CEO, our former chief financial officer and interim chief financial officer and our three other most highly compensated executive officers. Information regarding James T. Matthews, our former chief financial officer, reflects amounts payable through September 2007 as a result of his death.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)

Edward A. Schmitt Chairman, President and Chief Executive Officer	2007 2006	800,000 760,000	—	1,959,237 2,251,175	1,743,371 1,823,361	— 802,560	143,951 104,324	298,323 282,988	4,944,882 6,024,408

Paul D. Carrico Vice President—Chemicals and Vinyls	2007 2006	360,000 325,000	—	277,099 285,371	270,090 246,121	— 257,400	42,354 516,001	328,646 134,167	1,278,189 1,764,060

Mark J. Seal Vice President—Outdoor Building Products	2007 2006	360,000 340,000	—	435,942 413,383	394,000 334,115	— 270,600	71,161 110,259	99,863 85,250	1,360,966 1,553,607

Joel I. Beerman Vice President—General Counsel and Secretary	2007 2006	350,000 335,000	—	380,700 433,586	341,156 352,628	— 221,760	76,186 73,030	123,872 107,276	1,271,914 1,523,280

Mark E. Buckis Interim Chief Financial Officer	2007	190,363	50,000	81,989	67,995	—	6,670	14,218	411,235

James T. Matthews Vice President—Finance, Treasurer and Chief Financial Officer	2007 2006	240,833 325,000	—	285,365 279,937	232,633 212,123	— 215,160	— 344,714	36,485 83,759	795,316 1,460,693

(1)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of restricted stock or restricted stock units, calculated in accordance with the provisions of SFAS 123R, and thus includes amounts from awards granted in 2007 and in prior years. For additional information regarding the assumptions made in the calculation, see note 14 of the Georgia Gulf financial statements in the Form 10-K for the year ended December 31, 2007 as filed with the SEC.

(2)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of grants of options, calculated in accordance with the provisions of SFAS 123R, and thus includes amounts from awards granted in 2007 and in prior years. For additional information regarding the assumptions made in the calculation, see note 14 of the Georgia Gulf financial statements in the Form 10-K for the year ended December 31, 2007 as filed with the SEC.

(3)
No payments were made to executive officers under the Senior Executive Bonus Plan in 2007 as described in the Compensation Discussion and Analysis on page 12.

(4)
The amounts reported in the Change In Pension Value column above reflect solely the change in the actuarial present value of the accumulated pension benefit of each NEO. For information on the pension plan and the assumptions used in calculating the change in pension value see page 20. For information on the Deferred Compensation Plan, see page 14 of the Compensation Discussion and Analysis and for additional information see page 21.

(5)

		Perquisites and Other Benefits			Additional All Other Compensation

Name	Years	Car ($)	Allowance ($)	Club Memberships ($)	Company Contribution to 401(k) Savings Plan ($)	Executive Supplemental Insurance Plan ($)	Executive Supplemental Insurance Plan Tax Gross Up ($)	Other (1)($)	Total ($)

Edward A. Schmitt	2007 2006	4,106 4,027	25,000	— 8,128	15,750 15,400	145,870 145,870	107,597 107,597	1,966	298,323 282,988

Paul D. Carrico	2007 2006	1,767 565	25,000	36,552 938	15,750 15,400	158,625 72,000	90,982 41,297	3,967	328,646 134,167

Mark J. Seal	2007 2006	2,239 2,878	25,000	— 8,125	15,750 15,400	32,731 32,731	24,143 24,143	1,973	99,863 85,250

Joel I. Beerman	2007 2006	8,837 9,068	25,000	— 2,520	15,750 15,400	42,751 42,751	31,534 31,534	6,003	123,872 107,276

Mark E. Buckis	2007	—	—	—	14,218	—	—	—	14,218

James T. Matthews	2007 2006	2,485 5,837	25,000	— 1,400	9,000 15,400	34,930	25,765	427	36,485 83,759

(1)
Includes (a) for Messrs. Schmitt, Beerman and Seal reimbursements for income tax preparation and for liability insurance premiums; (b) for Mr. Carrico reimbursement for liability insurance premiums and for relocation moving expenses; and (c) for Mr. Matthews reimbursement of liability insurance premium.

Grants of Plan-Based Awards

        The following table reflects the following plan-based awards: Annual Cash Incentives, Restricted Stock Units Grants, and Stock Option Grants. Each of these is discussed in the Summary Compensation Table and in the Compensation Discussion and Analysis above.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
							Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Edward A. Schmitt	12/4/2006 2/27/2007 2/27/2007	44,800	640,000	1,280,000	59,304	169,458	20.43	1,138,044 1,188,206

Paul D. Carrico	12/4/2006 2/27/2007 2/27/2007	15,120	216,000	432,000	11,703	33,444	20.43	224,581 234,503

Mark J. Seal	12/4/2006 2/27/2007 2/27/2007	15,120	216,000	432,000	12,828	36,657	20.43	246,169 257,031

Joel I. Beerman	12/4/2006 2/27/2007 2/27/2007	12,250	175,000	350,000	11,877	33,936	20.43	227,920 237,952

Mark E. Buckis	12/4/2006 2/27/2007 2/27/2007	3,864	55,200	110,400	3,309	9,459	20.43	63,500 66,325

James T. Matthews	12/4/2006 2/27/2007 2/27/2007	14,280	204,000	408,000	11,703	33,444	20.43	224,581 234,503

(1)
No awards were paid as described in the Compensation Discussion and Analysis on page 12 and as reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The amounts in this column represent the grants made in December 2006 and February 2007 to each of the NEOs and report the range of potential payments from Threshold to Maximum levels.

(2)
The amounts reported in this column represent the number of restricted stock units (RSUs) granted to the NEOs in 2007. The RSUs granted will vest and become unrestricted ratably in three equal annual installments beginning on February 27, 2008, one year after the grant date.

(3)
The amounts reported in this column represent the number of stock options granted to the NEOs in 2007. The options granted will vest and become exercisable ratably in three equal annual installments beginning on February 27, 2008, one year after the grant date.

(4)
Reflects the dollar amount, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes of grants of options during 2007, calculated in accordance with the provisions of SFAS 123R. For additional information regarding the assumptions made in the calculation, see note 14 of the Georgia Gulf financial statements in the Form 10-K for the year ended December 31, 2007 as filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the holdings of stock options and stock awards by the NEOs at December 31, 2007. This table includes unexercised and unvested stock option awards and unvested Restricted Stock or Restricted Stock Units. Each grant is shown separately for each NEO. The vesting schedules for all grants shown are the same: Grants vest ratably in three equal installments beginning one year after the grant date. For additional information about option awards and stock awards, see page 13 of the Compensation Discussion & Analysis.

	Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(2)

Edward A. Schmitt	2/10/1998 12/14/1999 2/6/2001 3/6/2002 3/3/2003 3/2/2004 2/28/2005 2/28/2006 2/27/2007	100,000 100,000 100,000 78,000 78,000 78,000 52,000 31,666 —	— — — — — — 26,000 63,332 169,458	35.25 29.31 16.90 23.35 19.04 27.21 53.38 28.91 20.43	2/10/2008 12/14/2009 2/6/2011 3/6/2012 3/3/2013 3/2/2014 2/28/2015 2/28/2016 2/27/2017	98,271	650,554

Paul D. Carrico	12/14/1999 3/6/2002 3/3/2003 3/2/2004 2/28/2005 2/28/2006 2/27/2007	10,000 5,000 5,000 5,000 3,334 6,250 —	— — — — 1,666 12,500 33,444	29.31 23.35 19.04 27.21 53.38 28.91 20.43	12/14/2009 3/6/2012 3/3/2013 3/2/2014 2/28/2015 2/28/2016 2/27/2017	17,479	115,711

Mark J. Seal	2/10/1998 12/14/1999 2/6/2001 3/6/2002 3/3/2003 3/2/2004 2/28/2005 2/28/2006 2/27/2007	30,000 30,000 30,000 14,500 14,500 14,500 9,667 6,833 —	— — — — — — 4,833 13,666 36,657	35.25 29.31 16.90 23.35 19.04 27.21 53.38 28.91 20.43	2/10/2008 12/14/2009 2/6/2011 3/6/2012 3/3/2013 3/2/2014 2/28/2015 2/28/2016 2/27/2017	20,810	137,762

Joel I. Beerman	12/14/1999 3/6/2002 3/3/2003 3/2/2004 2/28/2005 2/28/2006 2/27/2007	30,000 14,500 14,500 14,500 9,667 6,333 —	— — — — 4,833 12,666 33,936	29.31 23.35 19.04 27.21 53.38 28.91 20.43	12/14/2009 3/6/2012 3/3/2013 3/2/2014 2/28/2015 2/28/2016 2/27/2017	19,469	128,885

Mark E. Buckis	3/2/2004 2/28/2005 2/28/2006 2/27/2007	3,600 2,400 2,333 —	— 1,200 4,666 9,459	27.21 53.38 28.91 20.43	3/2/2014 2/28/2015 2/28/2016 2/27/2017	5,789	38,323

James T. Matthews	3/6/2002 3/3/2003 3/2/2004 2/28/2005 2/28/2006 2/27/2007	1,666 9,666 14,500 9,667 6,250 —	— — — 4,833 12,500 33,444	23.35 19.04 27.21 53.38 28.91 20.43	9/18/2010 9/18/2010 9/18/2010 9/18/2010 9/18/2010 9/18/2010	—	—

(1)
Since Messrs. Schmitt, Carrico, Seal and Beerman have met the requirements of a "qualifying retirement" options and RSUs granted to them in 2006 and 2007 will continue to vest as scheduled except in the event of termination of employment other than for cause or failure to comply with the non-competition and non-solicitation provisions of the equity incentive plan.

(2)
Calculated by multiplying the number of shares by the closing price of our common stock at year-end ($6.62).

Option Exercises and Stock Vested

        The following table provides information for the NEOs on the number of shares acquired upon vesting of stock awards and the value realized. No stock options were exercised during 2007.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)

Edward A. Schmitt	40,983	769,284

Paul D. Carrico	4,263	80,693

Mark J. Seal	7,991	150,148

Joel I. Beerman	7,796	146,408

Mark E. Buckis	2,240	42,184

James T. Matthews	7,763	145,775

    (1)
    The amounts reported were calculated by multiplying the number of shares received by the market value of the shares as of the vesting dates.

Pension Benefits

        The table below reflects the present value of benefits accrued for each of the NEOs in the Salaried Employees Retirement Plan, referred to in this section as the "Plan".

        The Plan is a broad-based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of Georgia Gulf Corporation. In general, all Georgia Gulf employees are eligible to participate in the pension plan, although benefits may differ for employees covered by collectively bargained agreements or who are working in an acquired business or were employed prior to 1985 by the predecessor company to Georgia Gulf.

        The pension benefit is the sum of up to three benefits.

  •
  Benefit accruals earned with a predecessor employer (Georgia-Pacific or another acquired company) based on service with the predecessor employer and, in the case of Georgia-Pacific, final average compensation at the time of termination or retirement, if applicable. There is a lump-sum distribution option for a qualified savings plan associated with the Georgia-Pacific benefit, which reduces the pension benefit on an actuarially equivalent basis. Messrs. Schmitt, Beerman, and Seal have benefit accruals from Georgia-Pacific under the Plan, and each is assumed to take a lump sum distribution of his Georgia-Pacific qualified savings plan account upon retirement for the purpose of calculating the amounts presented.

  •
  1% of aggregate pensionable compensation (career average earnings) earned after 1984. Pensionable compensation does not include any incentive or deferred compensation.

  •
  Certain additional fixed benefit amounts are provided for a limited group of participants, including all of the NEOs. These additional fixed benefit amounts are provided to achieve a target benefit of 30% of final year salary.

        Several forms of benefit payments (including life annuity, both 50% and 100% joint and survivor options, and lump sums of up to $5,000) are available from the Plan. All forms of benefit payments are actuarially equivalent in value.

        Normal retirement benefits are available to employees with at least five years of service at age 62 and a reduced pension (by 6% per year prior to age 62) is available as early as age 55. If the employee dies prior to retirement, the spousal death benefit is a 50% survivor annuity. All of the NEOs are fully vested in their benefits.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)

Edward A. Schmitt	Salaried Employees Retirement Plan	28	1,914,047

Paul D. Carrico	Salaried Employees Retirement Plan	8	640,672

Mark J. Seal	Salaried Employees Retirement Plan	29	884,855

Joel I. Beerman	Salaried Employees Retirement Plan	28	941,330

Mark E. Buckis	Salaried Employees Retirement Plan	5	24,594

James T. Matthews	Salaried Employees Retirement Plan	7	0

(1)
Amounts reported represent the actuarial present value of accumulated benefits computed using the interest rate (6.0%) and mortality assumption (RP 2000 Mortality Table with a blue collar adjustment and with mortality improvements projected to 2010 using Scale AA) that Georgia Gulf Corporation applies to amounts reported in its financial statement disclosures on its measurement date of December 31, 2007, and are assumed to be payable at the unreduced age of 62. For additional information regarding the assumptions made in the calculation, see note 15 of the Georgia Gulf financial statements in the form 10-K for the year ended December 31, 2007 as filed with the SEC.

Non-Qualified Deferred Compensation

        The following table provides information on the non-qualified deferred compensation of the NEOs in 2007, including (1) NEOs' contributions through deferral of salary and/or bonus during 2007; (2) investment earnings on those deferral amounts and deferral amounts from prior years, and (3) each NEO's account balance at year-end.

        The Deferred Compensation Plan, or DCP, allows eligible employees, including the NEOs, to elect to defer a portion of their otherwise taxable salary and/or bonus. The elections are made prior to the beginning of each year. Amounts deferred by the employee are shown in the Summary Compensation Table when earned. The company does not make any contribution to the DCP.

        The employee can elect a date to be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Code. If no election is made, all amounts will be distributed upon termination of service. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the company. In 2007, the returns on those funds ranged from about (5.14)% to 28.02%. The investment list is similar to the investments available through the company's 401(k) Plan. The investment risk is borne entirely by the employee. Investment selections may be changed daily. The company does not guarantee a return on deferred amounts. Gains and losses are credited based on the employee's election of investment choices and the employee's account may increase or decrease in value.

        Generally, if a participant who terminates prior to retirement and prior to completing three years of service will receive a lump sum payment regardless of any election; if termination follows the completion of at least three years of service, it may be paid either in a lump sum or in up to five annual installments. Payments cannot begin for "specified employees," under applicable law, until six months after termination of service.

	Executive Contributions in Last FY

Name	Deferred Salary Plan ($)(1)	Deferred Bonus Plan ($)(2)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(4)

Edward A. Schmitt	400,000	—	—	97,206	—	2,965,059

Paul D. Carrico	—	—	—	1,402	(216,029)	—

Mark J. Seal	54,000	—	—	34,374	(283,860)	861,038

Joel I. Beerman	96,000	—	—	3,100	(20,273)	98,526

James T. Matthews	—	—	—	5,893	—	182,441

(1)
The amount reported here as salary deferred is included in the amount reported as Salary in the Summary Compensation Table.

(2)
The amount reported here as bonus deferred is included in the amount reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

(3)
This reports the total earnings during 2007 on deferrals made in 2007 and prior years. None of these amounts is included in the Summary Compensation Table.

(4)
This is the total account balance as of December 31, 2007.

Payments on Termination or Change in Control

        In the event of change in control, the NEO's may be entitled to certain benefits under our executive and key employee change of control severance plan, which we refer to as the severance plan, as well as the vesting of unvested stock options and restricted stock or restricted stock units under our incentive equity plan. The change in control provisions are intended to allow the employee to continue to act in the best interests of our stockholders while evaluating business opportunities. Generally, a change in control will have occurred (i) if we are merged or consolidated with an entity or sell substantially all of our assets to an entity and immediately after that merger, consolidation or sale, our stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33% of our common stock, (iii) if specified changes in our board of directors occur, or (iv) if our stockholders approve our liquidation or dissolution.

        Under the company's severance plan, in the event of a change of control, subject to certain limitations, NEOs are entitled to certain benefits in the event of termination. "Termination" includes both "involuntary termination" and "voluntary termination."

        "Involuntary Termination" means the termination of the NEO's employment by the company for any reason; however, an involuntary termination shall not occur if:

  (a)
  the termination of employment is due to: (i) the transfer (a) of the NEO to an affiliate or subsidiary of the company or (b) of any operations of the company, or (ii) the purchase of the company or any operations of the company by a third party purchaser, and the NEO is offered comparable employment by such purchaser;

  (b)
  the NEO's employment terminates on account of death, disability or retirement under a retirement plan of the company that is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended, covering such NEO;

  (c)
  the NEO's employment is terminated for Cause; or

  (d)
  the NEO resigns his employment or fails to continue reporting to work and performing satisfactorily his job duties through the date specified by the company.

        "Voluntary Termination" means the NEO's resignation from employment with the company for Good Reason within 24 months following a change of control.

        "Good Reason" means: (i) the company reduces the NEO's compensation (base salary, bonus or short-term and long-term incentives) or (ii) any attempted relocation of the NEO's place of employment to a location more than 150 miles from the location of such employment on the date of such attempted relocation, and such reduction or relocation is not cured by the company within 15 days after the date the NEO delivers a notice of termination for Good Reason.

        A NEO must execute a separation agreement and general release in such form as the company determines in order to be eligible for benefits under the severance plan. Further, any NEO who breaches the separation agreement or engages in certain conduct, including competition with the company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the company will no longer be entitled to benefits.

        If a NEO experiences a termination within 24 months following a Change of Control, and complies with all of the other terms and conditions of the severance plan, he shall be eligible to receive:

  •
  severance pay equal to his annual base salary plus the current target bonus multiplied by two in the case of the CEO and 1 1/2 in the case of the other NEOs;

  •
  a pro rata portion of the current target bonus that the NEO would be eligible to earn for the fiscal year in which the termination date occurs calculated by assuming payment at 100% of the target amount pro rated for the number of days in the bonus period that have elapsed from the beginning of the bonus period through the termination date;

  •
  accrued but unused vacation pay;

  •
  until the earlier of (i) the day upon which the NEO begins new employment and is eligible for such welfare benefits, or (ii) (A) the second anniversary of the termination date in the case of the CEO or (B) 18 months after the termination date in the case of the other NEOs the company will:

  •
  continue to provide life insurance benefits that are substantially equivalent to those which were provided to the NEO and the NEO's family immediately prior to the termination date;

  •
  continue to maintain medical, dental and vision benefit plans and programs substantially equivalent to those in effect on the termination date and the company shall pay to the NEO monthly amounts that are calculated so as to provide the NEO sufficient funds (after payment of all applicable federal, state and local taxes) to pay the required premium or contribution for continued coverage for the NEO and the NEO's family under the company's medical, dental and vision benefit plans and programs, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985; and

  •
  pay to the NEO an amount equal to the premium required to obtain an individual policy of disability insurance providing a benefit substantially equivalent to the benefit that applied to the NEO immediately prior to the termination date.

        The severance benefits described in the first three bullets above shall be paid in a lump sum six months and one day after termination. The other severance benefits described above shall be paid as soon as practicable following the effective date of the NEO's agreement; provided, however, that in the case of reimbursements to a NEO, such reimbursements shall be made on or before the last day of the NEO's taxable year following the taxable year in which the NEO incurred the expense that is being reimbursed.

        Under the company's incentive equity plan, in the event of a change of control, the NEO's unvested stock options or restricted stock or restricted stock units will vest. However, if the NEO engages in the certain conduct, including competition with the company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the company, the NEO must:

  •
  return to the company, in exchange for payment by the company of any amount actually paid therefor by the NEO, all shares of common stock that the NEO has not disposed of that were offered within a specified period prior to the date of the commencement of such activity; and

  •
  with respect to any shares of common stock so acquired that the NEO has disposed of, pay to the company in cash the difference between:

  •
  any amount actually paid therefor by the NEO, and

  •
  the market value per share of the shares of common stock on the date of such acquisition.

        To the extent that such amounts are not paid to the company, the company may set off the amounts so payable to it against any amounts that may be owing from time to time by the company to the NEO.

        The company does not have any other individual severance or change in control agreements with the NEOs. As such, absent eligibility for benefits described above the executive officers do not have any termination benefits or benefits triggered as the result of a change in control, that are different than those afforded other employees of Georgia Gulf, such as layoff severance pay (one week of salary per year of service), accrued vacation pay (up to five weeks of salary depending on service), and death benefit salary continuation (one month of salary).

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Executive Supplemental Insurance Plan	Executive Supplemental Insurance Plan Tax Gross Up	Medical Program Benefits	Disability Insurance Benefit	Stock Options (1)	Restricted Stock ($)(2)

Edward A. Schmitt	1,600,000	1,280,000	291,741	215,194	45,905	12,915	—	76,469

Paul D. Carrico	540,000	324,000	91,500	52,481	34,436	9,686	—	15,090

Mark J. Seal	540,000	324,000	49,097	36,215	34,436	9,686	—	16,541

Joel I. Beerman	525,000	262,500	64,127	47,301	34,436	9,686	—	15,315

Mark E. Buckis	285,545	82,800	—	—	34,436	9,686	—	4,267

James T. Matthews	—	—	—	—	—	—	—	—

(1)
At December 31, 2007, all unexercised options had exercise prices above the market price ($6.62).

(2)
The value reported represents the difference between the value of the stock on December 31, 2007 and the amount expensed as of December 31, 2007.

Compensation Committee Interlocks and Insider Participation

        In 2007, the compensation committee of the board of directors was composed of John E. Akitt, Patrick J. Fleming, Charles L. Henry, Yoshi Kawashima and Wayne C. Sales, none of whom was or is an officer or employee of our company and none of whom has any other relationship requiring disclosure under the rules of the SEC.

PROPOSAL II—THE AMENDMENT OF THE COMPANY'S AMENDED
CERTIFICATE OF INCORPORATION TO AMEND ARTICLE X REGARDING
SUPERMAJORITY PROVISIONS FOR SPECIFIED ACTIONS

        Our board of directors, in its continuing review of corporate governance matters, has decided that it is in the best interests of the company's stockholders to propose an amendment of the company's certificate of incorporation, as amended (the "Certificate"), to remove the supermajority voting provisions of Article X regarding (i) certain business combinations, (ii) the sale, lease or exchange of all or substantially all of the assets of the company, (iii) any dissolution of the company, and (iv) stockholder adoption of changes to the company's bylaws (the "Article X supermajority vote provisions"), and to request stockholder approval of the amendment.

        Many investors and others have begun to view supermajority vote provisions such as our Article X as conflicting with principles of good corporate governance. Recognizing that supermajority vote provisions can be beneficial in some circumstances, our board of directors has determined nevertheless that there are good reasons for removing these provisions from Article X of our Certificate. For example, a supermajority vote provision can limit the stockholders' ability to effect change, in that such a provision essentially provides a veto to a large minority of stockholders. Moreover, providing a lower threshold for stockholder votes can increase the ability of stockholders to participate effectively in the company's corporate governance. Our stockholders continue to have the safeguards of Article IX in connection with business combinations with significant stockholders similar to those provided in section 203 of the Delaware General Corporation Law (which we opted out of in 1988). After reviewing the Article X supermajority vote provisions in the company's Certificate, and weighing the advantages and disadvantages of such provisions, our board of directors has concluded that it is in the best interests of our stockholders to remove the Article X supermajority vote provisions. The provision requiring a supermajority to amend the definitions in Article XII will be retained to preserve the safeguards of Article IX.

Article X Supermajority Vote Provisions

        Article X of our Certificate requires, in the absence of the approval of a majority of the board of directors, the affirmative vote of the holders of at least four-fifths of the outstanding shares of our common stock for the following transactions:

  (i)
  business combination with parties other than interested stockholders;

  (ii)
  the sale, lease or exchange of all or substantially all of the assets of the company;

  (iii)
  any dissolution of the company;

  (iv)
  stockholder adoption of changes to the company's bylaws; and

  (v)
  any change to Article X or Article XII.

        The board of directors has adopted resolutions approving and declaring the advisability of the amendment of our Certificate subject to stockholder approval to amend Article X. The text of Article X of the Certificate as proposed to be amended is set forth in Annex A with deletions indicated by strike-through and additions indicated by underline. The current proposal described above is qualified in its entirety by reference to the actual text as set forth in Annex A.

Vote Necessary and Effectiveness

        Because a majority of the board of directors has approved this proposal, the affirmative vote of the holders of at least a majority of our outstanding common stock is required for approval of this proposal. Shares not present at the meeting and shares voting "abstain" effectively count as votes against the proposal. If the proposal is approved, the amendment of our Certificate removing the

Article X supermajority vote provisions will become effective upon filing of an amendment to the Certificate with the Delaware Secretary of State.

Recommendation of the Board of Directors

        The board of directors recommends that you vote "FOR" the proposal to amend Article X of the company's Certificate.

PROPOSAL III—THE AMENDMENT OF ARTICLE XV OF THE COMPANY'S
AMENDED CERTIFICATE OF INCORPORATION TO REMOVE THE
REQUIREMENT OF PLURALITY VOTING FOR DIRECTORS

        Our board of directors has decided that it should implement majority voting for non-contested director elections through an amendment to our bylaws. Under these provisions, a director nominee in an uncontested election must be elected by the vote of the majority of votes cast. A majority of votes cast means the number of shares voted "for" a director must exceed the number of votes cast "against" that director. The bylaws will provide for election of directors by plurality vote in the case of contested elections. This decision by our board of directors furthers its goal of increasing its accountability to stockholders.

        Article XV of our Certificate states that directors will be elected "by plurality vote of all votes cast." As a result, directors who receive the highest number of votes are elected even if a greater number of votes are withheld. In order to implement our new majority voting, this phrase must be deleted from Article XV. The board of directors has adopted resolutions approving and declaring the advisability of the amendment of our Certificate subject to stockholder approval to delete this reference to plurality voting in Article XV. The text of Article XV of the Certificate as proposed to be amended is set forth in Annex B, with the deletion indicated by strike-through. The current proposal described above is qualified in its entirety by reference to the actual text as set forth in Annex B.

Vote Necessary and Effectiveness

        The affirmative vote of the holders of at least four-fifths of our outstanding common stock is required for approval of this proposal. Shares not present at the meeting and shares voting "abstain" effectively count as votes against the proposal. If the proposal is approved, the amendment of our Certificate deleting the reference to plurality voting will become effective upon filing of an amendment to the Certificate with the Delaware Secretary of State.

Recommendation of the Board of Directors

        The board of directors recommends that you vote "FOR" the proposal to amend the company's Certificate to delete the phrase "by plurality vote of the votes cast" from Article XV.

AUDIT COMMITTEE REPORT

        Four directors make up the audit committee of our board of directors: Dennis M. Chorba, chairman, Patrick J. Fleming, Charles L. Henry and Jerry R. Satrum.

        During the course of performing its duties, the committee:

  •
  reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2007,

  •
  discussed with Deloitte & Touche LLP, our independent registered public accounting firm for 2007, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, Statement on Auditing Standards No. 99, Consideration of Fraud in a Financial Statement Audit, and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a,

  •
  received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and discussed Deloitte & Touche LLP's independence with Deloitte & Touche LLP,

  •
  obtained and reviewed a report by Deloitte & Touche LLP required by the New York Stock Exchange Listing Standards describing: 1) the firm's internal quality control procedures; 2) any material issues raised by: a) the most recent internal quality control review of the firm, or b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and 3) (to assess Deloitte & Touche LLP's independence) all relationships between Deloitte & Touche LLP and us, and

  •
  reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm.

        Based on these reviews and discussions, the committee recommended to the board of directors that our 2007 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Dennis M. Chorba, Chairman Patrick J. Fleming Charles L. Henry Jerry R. Satrum

PROPOSAL IV—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of the board of directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008. The board of directors recommends that this appointment be ratified.

        Representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm's Fees

        For the years ended December 31, 2007 and 2006, we had professional services performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte & Touche"). Audit, audit-related and tax fees aggregated $3,248,735 and $7,696,726 for the years ended December 31, 2007 and 2006, respectively, and were composed of the following:

Audit Fees

        The aggregate fees billed for the annual audit of our consolidated financial statements for the years ended December 31, 2007 and 2006, for the limited quarterly reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory or regulatory filings were $3,173,560 and $4,676,611, respectively.

Audit-Related Fees

        The aggregate fees billed for audit-related services for the years ended December 31, 2007 and 2006 were $57,100 and $1,720,273, respectively. These fees relate to employee benefit plan audits, due diligence services related to acquisitions, accounting consultation services relating to business acquisitions and other attestation services.

Tax Fees

        The aggregate fees billed for tax services for the years ended December 31, 2007 and 2006 were $18,075 and $1,299,842, respectively. These fees relate to the review of federal and state tax returns, tax compliance fees, general tax consulting services, property tax services and the preparation of benefit plan tax returns.

All Other Fees

        There were no other fees paid to Deloitte & Touche for the years ended December 31, 2007 and 2006.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.

        Under the policy, pre-approval is generally provided for work associated with registration statements under the Securities Act of 1933 (for example, comfort letters or consents); statutory or other financial audit work for affiliated subsidiaries that is not required for the Securities Exchange Act of 1934 audits or filings; due-diligence work for potential acquisitions or disposals; attest services required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation at the time of approval to permit the audit committee to make a determination whether the provision of such services would impair the independent registered public accounting firm's independence.

        The audit committee has approved in advance certain permitted services whose scope is routine in nature. These services are (i) statutory or other financial audit work for affiliated subsidiaries that is not required for the 1934 Act audit, (ii) certain tax compliance services, and (iii) the audit of our employee benefit plans.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

        We do not know of any matters, other than those stated above, which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

        Proposals by stockholders intended to be presented at the 2008 annual meeting must be forwarded in writing and received at our principal executive offices no later than December     , 2008, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2008. If you intend to submit a matter for consideration at next year's meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our Corporate Secretary between January     , 2009 and February     , 2009. For each matter you intend to bring before the meeting, your notice must comply with all applicable provisions of our bylaws, including a description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business as well as information regarding you and the number of shares of our stock that you own. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

ANNUAL REPORT

        A copy of the 2007 Form 10-K report as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to: Investor Relations, Georgia Gulf Corporation, 115 Perimeter Center Place, Suite 460, Atlanta, Georgia 30346.

Joel I. Beerman Vice President, General Counsel and Secretary
April , 2008

Annex A

        The text indicated by strike-through will be deleted and the text indicated by underline will be added to Article X if stockholders approve Proposal 2 to amend our certificate of incorporation, as amended.

  TEXT OF ARTICLE X:

        X.    In addition to the requirements of law and Article IX hereof, the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) shall be required for ~~the following transactions:~~

          ~~A.    Any plan of merger or consolidation of the corporation with another corporation, with respect to which a stockholder vote is required by law;~~

          ~~B.    Any sale, lease or exchange of all or substantially all of the property and assets of the corporation, with respect to which a stockholder vote is required by law;~~

          ~~C.    Any dissolution of the corporation;~~

          ~~D.    Shareholder adoption of any amendment to, repeal of, or establishment of; a by law; or~~

          ~~E.    Any~~any amendment to, or repeal of, all or any portion of this Article X or Article XII hereof;

provided, however, that if (i) the Continuing Directors of the corporation shall by majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving one of the enumerated matters and have determined to recommend it for approval by the holders of Common Stock of the corporation, and (ii) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the corporation. Capitalized terms used in this Article X shall have the meanings assigned to them in Article XII hereof.

A-1

Annex B

        The text indicated by strike-through will be deleted if stockholders approve Proposal 3 to amend our certificate of incorporation, as amended.

  TEXT OF ARTICLE XV:

        XV.  The business and affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors constituting the whole Board of Directors shall not be less than one. Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the number of directors shall be determined by the affirmative vote of a majority of the whole Board of Directors.

        Commencing at the 1990 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified with respect to the time for which they severally hold office into three classes, as nearly their equal in number as possible, as shall be provided in the manner specified in this Article XV. At the annual meeting of the stockholders held in 1990, one class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1991, another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1992, and another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1993, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the corporation, the successors of the class of directors whose term expires at that meeting shall be elected ~~by plurality vote of all votes cast~~ at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

        The vote required for any amendment to, or repeal of, all or any portion of this Article XV shall be the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting called for the purpose of voting thereon).

B-1

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2008.

Vote by Internet

• Log on to the Internet and go to
www.envisionreports.com/GGC

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.			☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed to serve for three years and FOR Proposals 2, 3 and 4.

1. Election of Directors
For Withhold				For Withhold		For Withhold
01 - John E. Akitt	☐ ☐		02 - Charles L. Henry	☐ ☐	03 - Wayne C. Sales	☐ ☐

	For	Against	Abstain			For Against Abstain
2. Approval of an amendment to the Company’s certificate of incorporation, as amended to amend Article X (supermajority vote for specified actions)	☐	☐	☐	3. Approval of an amendment to Article XV of the Company’s certificate of incorporation, as amended to remove the requirement of plurality voting for directors.		☐ ☐ ☐

4. To ratify the appointment of Deloitte & Touche LLP to serve as independent registered public accounting firm for Georgia Gulf for the year ending December 31, 2008.	For Against Abstain
☐ ☐ ☐

B Non-Voting Items
Change of Address — Please print your new address below.				Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box				Signature 2 - Please keep signature within the box

/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Georgia Gulf Corporation

Proxy for Annual Meeting of Stockholders — May 20, 2008

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Patrick J. Fleming and Paul D. Carrico, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of Georgia Gulf to be held on May 20, 2008 and any adjournment thereof.

If the undersigned has voting rights to shares of Georgia Gulf common stock under the ESOP Stock Plan in the Georgia Gulf Corporation Savings and Capital Growth Plan, the undersigned hereby directs the trustee to vote shares equal to the number of shares allocated to the undersigned’s account under the applicable plans with the instructions given herein. Shares as to which the trustee does not receive instructions by 12:00 p.m. Eastern Time, Thursday, May 15, 2008, will be voted by the trustee in the same proportion as the shares for which valid instructions are received from other participants in the applicable plans.

The shares represented by this proxy card will be voted as directed on the front.  IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS.  IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

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  Preliminary Copies
GENERAL
PROPOSAL I—ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
PROPOSAL II—THE AMENDMENT OF THE COMPANY'S AMENDED CERTIFICATE OF INCORPORATION TO AMEND ARTICLE X REGARDING SUPERMAJORITY PROVISIONS FOR SPECIFIED ACTIONS
PROPOSAL III—THE AMENDMENT OF ARTICLE XV OF THE COMPANY'S AMENDED CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT OF PLURALITY VOTING FOR DIRECTORS
AUDIT COMMITTEE REPORT
PROPOSAL IV—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS THAT MAY COME BEFORE THE MEETING
STOCKHOLDER PROPOSALS
ANNUAL REPORT
  Annex A
  Annex B